EXHIBIT 10.23

Edible Garden AG Incorporated

283 County Road 519
Belvidere, NJ 07823-2742

[DATE]

Dear [_____],

On behalf of Edible Garden AG Incorporated, a Delaware corporation (the “Company”), I am pleased to invite you to join the Company’s Board of Directors (the “Board”), subject to the approval by the Board of your appointment (the date of such appointment being the “Effective Date”) and effective as of the effective time of the Company’s registration statement for its Initial Public Offering (“IPO”), which we anticipate will be during or after September 2021. You will serve as a director from the Effective Date until the date of the Company’s next annual meeting of stockholders or upon your earlier resignation or removal.

In consideration for your service on the Board and subject to approval by the Board, you will receive a per annum compensation of $150,000. Your compensation will be composed of $75,000 cash compensation and $75,000 in restricted stock under the stock incentive plan to be adopted by the Board (the “Plan”). We will recommend that the Board set your vesting schedule such that (i) the shares shall vest in a series of equal monthly installments over the 24 month period measured from the Effective Date, subject to your continued service on the Board on any such date, and (ii) 100% of the then-unvested shares subject to the option shall immediately vest upon the consummation of a change of control (as will be defined in the Plan).

The Company will reimburse you for all reasonable travel expenses that you incur in connection with your in-person attendance at meetings of the Board, in accordance with the Company’s expense reimbursement policy as in effect from time to time. In addition, you will receive indemnification as a director of the Company to the maximum extent extended to directors of the Company generally, as set forth in the Company’s certificate of incorporation, bylaws, an indemnification agreement between the Company and you (which will be provided to you prior the Effective Date) and any director and officer insurance the Company may have and maintain from time to time.

In accepting this offer, you are representing to us that (i) you do not know of any conflict which would restrict your service on the Board, (ii) you consent to being named in the registration statement to be used in the IPO and to provide such other documentation as the Company may reasonably request in order to facilitate the IPO, and (iii) you will not provide the Company with any documents, records, or other confidential information belonging to other parties.

This letter sets forth the entire compensation you will receive for your service on the Board. Nothing in this letter should be construed as an offer of employment. If the foregoing terms are agreeable, please indicate your acceptance by signing the letter in the space provided below and returning this letter to the Company.

[signature page follows]

Sincerely,

Edible Garden AG Incorporated

By: ________________________

Name: James Kras

Title: Chief Executive Officer

AGREED AND ACCEPTED:

[Name]

____________________________

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